Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com
FOR IMMEDIATE RELEASE

THE MOSAIC COMPANY REPORTS THIRD QUARTER
2016 RESULTS

PLYMOUTH, MN, November 1, 2016 - The Mosaic Company (NYSE: MOS) today reported third quarter 2016 net earnings of $39 million, down from net earnings of $160 million in the third quarter of 2015. Earnings per diluted share were $0.11, which included a negative $0.30 impact from notable items and a benefit of $0.08 per share from lowering the expected full year effective tax rate accrual. Mosaic’s net sales in the third quarter of 2016 were $2.0 billion, down from $2.1 billion last year. Operating earnings during the quarter were $70 million, down from $246 million a year ago, primarily driven by lower potash prices and lower phosphate margins partially offset by higher sales volumes and positive impacts of cost savings initiatives.
“We expected improving market conditions in the second half of 2016 and this quarter’s results reflect improvement,” said Joc O’Rourke, President and Chief Executive Officer. “Both potash and phosphate prices strengthened in the quarter as pent-up demand materialized. While the fourth quarter is expected to reflect a normal seasonal slowdown, we see a more stable operating environment in 2017, starting the year with lower pipeline inventories and demand growth in both nutrients. At the same time, we are taking action to protect the balance sheet and reduce operating expenses.”
Cash flow provided by operating activities in the third quarter of 2016 was $96 million compared to $184 million in the prior year. Operating cash flow was negatively impacted by the record prepayments received in the second quarter of 2016. Capital expenditures plus investments totaled $380 million in the quarter, including a $120 million contribution for Mosaic’s investment in the Ma’aden Wa’ad Al Shamal Phosphate Company. Mosaic’s total cash and cash equivalents were $654 million and long-term debt was $3.8 billion as of September 30, 2016.

“We are pleased with this quarter’s results and are continuing to focus on optimizing cash flow and protecting our balance sheet,” said Rich Mack, Mosaic’s Executive Vice President and Chief Financial Officer. “We’ve made meaningful changes to our five year capital program and significantly reduced operating costs. Going forward, we will continue to assess our cash generation and use in light of our strong commitment to maintain an investment grade credit rating.”
Phosphates

Phosphates Results	3Q 2016 Actual	3Q 2016 Guidance
Average DAP Selling Price	$326	$310 to $340
Sales Volume	2.5 million tonnes	2.4 to 2.7 million tonnes
Phosphate Production	84% of operational capacity	Around 85% of operational capacity
“Our phosphates business results continued to gradually improve from the early part of this year,” O’Rourke said. “Relatively stable prices, lower raw material and phosphate rock costs, combined with a higher operating rate, resulted in better margins during the quarter. Looking ahead, we see a return to a more stable environment, with affordable phosphate prices and lower raw material costs, following the traditional seasonal slowdown in the fourth quarter.”
Net sales in the Phosphates segment were $930 million for the third quarter, down from $1.0 billion last year, driven by lower prices of finished product partially offset by higher sales volumes. Gross margin was $101 million, or 11 percent of net sales, compared to $199 million, or 19 percent of net sales, for the same period a year ago. The year-over-year change in gross margin rate primarily reflects lower average selling prices partially offset by lower realized ammonia and sulfur costs and benefits from our actions to reduce costs.
The third quarter average DAP selling price, FOB plant, was $326 per tonne, compared to $451 per tonne a year ago. Phosphates segment total sales volumes were 2.5 million tonnes, up from 2.1 million tonnes last year.
Mosaic’s North American finished phosphate production was 2.5 million tonnes, or 84 percent of operational capacity, compared to 2.4 million tonnes, or 83 percent a year ago.
Potash

Potash Results	3Q 2016 Actual	3Q 2016 Guidance
Average MOP Selling Price	$160	$160 to $175
Sales Volume	2.2 million tonnes	1.8 to 2.1 million tonnes
Potash Production	63% of operational capacity	Around 65% of operational capacity
“As anticipated, pent-up demand, combined with a reduction in output across the industry, dramatically drew down producer and channel inventories resulting in higher spot prices globally,” O’Rourke said. “We are cautiously optimistic with good buyer engagement in most geographies, including India and China. Longer term, we expect further supply rationalization and demand growth will result in a constructive operating environment for the industry.”
Net sales in the Potash segment totaled $428 million for the third quarter, down from $492 million last year, driven by lower average realized prices partially offset by higher sales volumes. Gross margin was $40 million, or nine percent of net sales, compared to $97 million in the year ago period. The year-over-year decrease in gross margin was driven by lower selling prices partially offset by lower Canadian resource taxes (“CRT”) and benefits of cost reduction efforts.
The third quarter average MOP selling price, FOB plant, was $160 per tonne, down from $265 per tonne a year ago. The Potash segment’s total sales volumes for the third quarter were 2.2 million tonnes, compared to 1.6 million tonnes a year ago.
Potash production was 1.7 million tonnes, or 63 percent of operational capacity, roughly flat with a year ago.
International Distribution (ID)

ID Results	3Q 2016 Actual	3Q 2016 Guidance
Sales Volume	2.2 million tonnes	2.1 to 2.4 million tonnes
Gross Margin per Tonne	$32 per tonne	$15 to $20 range
“Strong performance in our International Distribution segment highlights the resilience of the Brazilian agricultural industry, and reflects our leverage to the favorable market trends in potash and phosphates,” said O’Rourke. “In the quarter, our business delivered both an increase in sales volumes and expanding margins. We now expect total full year fertilizer shipments in the region to surpass the prior record, which bodes well for profitability of our expanded and growing business footprint in Brazil.”
Net sales in the International Distribution segment were $849 million for the third quarter, up from $825 million last year, primarily as a result of higher sales volumes partially offset by lower average selling prices. Gross margin was $71 million, or eight percent of net sales, compared to $61 million, or seven percent of net sales, for the same period a year ago. Gross margin per tonne improved from the second quarter primarily as a result of higher sales of volumes of premium MicroEssentials® products, as well as higher margins on those products.
The third quarter average selling price was $380 per tonne compared to $400 per tonne a year ago. International Distribution segment total sales volumes were 2.2 million tonnes, up from 2.0 million tonnes last year.
Other
SG&A expenses were $67 million for the third quarter, down from $77 million last year and lowest in the last nine years, benefitting from Mosaic’s ongoing expense management initiatives.

The effective tax rate in the quarter was negative. The provision for income taxes in the third quarter included a $28 million benefit related to the expected reduction of the full-year effective tax rate.
Fourth Quarter Financial Guidance
“In the last three years, Mosaic made significant strides to advance long term value for our shareholders,” said Joc O’Rourke, President and Chief Executive Officer. “We grew the business organically and through strategically important acquisitions; we lowered our operating cost structure and optimized our portfolio of assets to weather the current cycle; and we distributed capital to our shareholders in the form of dividends and share repurchases. I am confident Mosaic is well positioned to outperform when market conditions further improve.”
Total sales volumes for the Phosphates segment are expected to range from 2.1 to 2.4 million tonnes for the fourth quarter of 2016, compared to 2.2 million tonnes last year. Mosaic’s realized DAP price, FOB plant, is estimated to range from $300 to $330 per tonne. The segment gross margin rate is estimated to be in the upper single digits, and the operating rate is expected to be approximately 85 percent.
Total sales volumes for the Potash segment are expected to range from 1.9 to 2.1 million tonnes for the fourth quarter of 2016, compared to 1.9 million tonnes last year. Mosaic’s realized MOP price, FOB plant, is expected to increase sequentially to $160 to $175 per tonne and the gross margin rate is estimated to be in the mid- teens. The operating rate is expected to be approximately 75 percent, as the Company continues to maximize production at Esterhazy and Belle Plaine.
Total sales volumes for the International Distribution segment are expected to range from 1.7 to 1.9 million tonnes for the fourth quarter of 2016, compared to 1.5 million tonnes last year. The segment gross margin is estimated to be around $20 per tonne.
For calendar year 2016, Mosaic updated its guidance as follows:

•	SG&A expense to range from $315 to $330 million, further reduced from the initial guidance of $350 to $370 million.

•	The effective tax rate to be around zero percent, down from prior guidance of approximately 10 percent.
All other guidance remains unchanged from the prior quarter:

•	Brine management costs to range from $150 to $170 million, down from the initial $160 to $180 million.

•
Capital expenditures to range from $750 to $850 million, down from the Company’s initial guidance of $900 million to $1.1 billion. Equity investments in the Ma’aden joint venture were $220 million in 2016.

•	CRT to range from $95 to $110 million.
About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Tuesday, November 1, 2016, at 9:00 a.m. EST to discuss third quarter 2016 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the Wa’ad Al Shamal Phosphate Company (also known as MWSPC) and other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the ability of MWSPC to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States or Canada, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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For the three months ended September 30, 2016, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.30:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction loss	Consolidated	Foreign currency transaction gain (loss)	$(32)	$(1)	$(0.10)
Unrealized loss on derivatives	Corporate & Other	Cost of goods sold	(8)	—	(0.02)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	2	0.01
Asset reserve adjustment	Phosphates	Other operating expense	4	—	0.01
New Wales water loss incident	Phosphates	Other operating expense	(60)	(2)	(0.18)
Restructuring	Consolidated	Other operating expense	(8)	—	(0.02)
Total Notable Items			$(104)	$(1)	$(0.30)
For the three months ended September 30, 2015, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.17:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction loss	Consolidated	Foreign currency transaction gain (loss)	$(49)	$8	$(0.12)
Unrealized loss on derivatives	Corporate & Other	Cost of goods sold	(22)	4	(0.05)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	3	0.01
Write-off of fixed assets	Phosphates	Other operating expense	(10)	2	(0.02)
Consumption tax refund	Potash	Cost of goods sold	6	(1)	0.01
Total Notable Items			$(75)	$16	$(0.17)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net sales	$1,952.2	$2,105.5	$5,300.7	$6,732.1
Cost of goods sold	1,738.9	1,770.2	4,696.6	5,369.7
Gross margin	213.3	335.3	604.1	1,362.4
Selling, general and administrative expenses	66.9	76.6	229.6	266.3
Other operating expense	76.7	12.7	129.1	21.6
Operating earnings	69.7	246.0	245.4	1,074.5
Interest expense, net	(25.5)	(24.2)	(85.2)	(79.0)
Foreign currency transaction gain (loss)	(32.4)	(48.6)	70.2	(19.4)
Other income (expense)	0.5	(1.1)	0.3	(14.5)
Earnings from consolidated companies before income taxes	12.3	172.1	230.7	961.6
Provision for (benefit from) income taxes	(30.1)	10.1	(68.7)	113.4
Earnings from consolidated companies	42.4	162.0	299.4	848.2
Equity in net earnings (loss) of nonconsolidated companies	(1.7)	(1.3)	(12.8)	(1.9)
Net earnings including noncontrolling interests	40.7	160.7	286.6	846.3
Less: Net earnings attributable to noncontrolling interests	1.5	0.7	0.7	0.9
Net earnings attributable to Mosaic	$39.2	$160.0	$285.9	$845.4
Diluted net earnings per share attributable to Mosaic	$0.11	$0.45	$0.81	$2.33
Diluted weighted average number of shares outstanding	351.5	356.0	351.7	362.3

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$653.5	$1,276.3
Receivables, net	512.4	675.0
Inventories	1,500.1	1,563.5
Other current assets	783.2	628.6
Total current assets	3,449.2	4,143.4
Property, plant and equipment, net	9,230.6	8,721.0
Investments in nonconsolidated companies	1,064.3	980.5
Goodwill	1,651.6	1,595.3
Deferred income taxes	789.0	691.9
Other assets	1,078.5	1,257.4
Total assets	$17,263.2	$17,389.5
Liabilities and Equity
Current liabilities:
Short-term debt	$53.6	$25.5
Current maturities of long-term debt	372.8	41.7
Structured accounts payable arrangements	223.7	481.7
Accounts payable	486.9	520.6
Accrued liabilities	802.4	977.5
Total current liabilities	1,939.4	2,047.0
Long-term debt, less current maturities	3,450.3	3,769.5
Deferred income taxes	1,061.5	977.4
Other noncurrent liabilities	937.7	1,030.6
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of September 30, 2016 and December 31, 2015	—	—
Class A Common Stock, $0.01 par value, none authorized, issued and outstanding as of September 30, 2016, 194,203,987 shares authorized, none issued and outstanding as of December 31, 2015	—	—
Class B Common Stock, $0.01 par value, none authorized, issued, and outstanding as of September 30, 2016, 87,008,602 shares authorized, none issued and outstanding as of December 31, 2015	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 388,171,874 shares issued and 350,223,025 shares outstanding as of September 30, 2016, 387,697,547 shares issued and 352,515,256 shares outstanding as of December 31, 2015	3.5	3.5
Capital in excess of par value	19.3	6.4
Retained earnings	11,045.4	11,014.8
Accumulated other comprehensive income (loss)	(1,231.5)	(1,492.9)
Total Mosaic stockholders' equity	9,836.7	9,531.8
Noncontrolling interests	37.6	33.2
Total equity	9,874.3	9,565.0
Total liabilities and equity	$17,263.2	$17,389.5

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Cash Flows from Operating Activities:
Net cash provided by operating activities	$95.8	$184.0	$944.9	$1,520.7
Cash Flows from Investing Activities:
Capital expenditures	(196.4)	(245.3)	(633.7)	(702.2)
Purchases of available-for-sale securities - restricted	(734.4)	—	(734.4)	—
Proceeds from sale of available-for-sale securities - restricted	138.9	—	138.9	—
Restricted cash	593.3	(630.0)	587.5	(630.0)
Proceeds from adjustment to acquisition of business	—	—	—	47.9
Investments in nonconsolidated companies	(144.0)	—	(244.0)	(125.0)
Investments in affiliate	(40.0)	—	(130.0)	—
Return of investment from nonconsolidated companies	—	54.4	—	54.4
Other	0.6	(1.7)	3.3	6.0
Net cash used in investing activities	(382.0)	(822.6)	(1,012.4)	(1,348.9)
Cash Flows from Financing Activities:
Payments of short-term debt	(160.0)	(152.2)	(333.7)	(297.0)
Proceeds from issuance of short-term debt	159.2	144.0	361.9	302.5
Payments of structured accounts payable arrangements	(109.1)	(69.3)	(603.7)	(311.4)
Proceeds from structured accounts payable arrangements	135.3	185.8	341.3	329.8
Payments of long-term debt	(41.2)	(56.0)	(43.0)	(58.4)
Proceeds from issuance of long-term debt	—	2.1	—	5.9
Proceeds from stock option exercises	1.2	1.1	3.8	5.3
Repurchases of stock	—	(74.9)	(75.0)	(709.4)
Cash dividends paid	(96.4)	(98.3)	(288.8)	(287.8)
Other	(0.6)	(8.8)	3.1	(8.3)
Net cash used in financing activities	(111.6)	(126.5)	(634.1)	(1,028.8)
Effect of exchange rate changes on cash	(8.0)	(159.9)	78.8	(232.7)
Net change in cash and cash equivalents	(405.8)	(925.0)	(622.8)	(1,089.7)
Cash and cash equivalents - beginning of period	1,059.3	2,209.9	1,276.3	2,374.6
Cash and cash equivalents - end of period	$653.5	$1,284.9	$653.5	$1,284.9

Earnings Per Share Calculation

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net earnings attributable to Mosaic	$39.2	$160.0	$285.9	$845.4
Basic weighted average number of shares outstanding	350.1	354.3	350.4	360.5
Dilutive impact of share-based awards	1.4	1.7	1.3	1.8
Diluted weighted average number of shares outstanding	351.5	356.0	351.7	362.3
Basic net earnings per share attributable to Mosaic	$0.11	$0.45	$0.82	$2.35
Diluted net earnings per share attributable to Mosaic	$0.11	$0.45	$0.81	$2.33